Exhibit 99.1

Kineta Announces Positive KVA12123 Monotherapy Safety and Biomarker Data from its Ongoing Phase 1/2 VISTA-101 Clinical Trial

Cleared First Three Monotherapy Cohorts with No Dose Limiting Toxicity and No Consistent Pattern of Adverse Events at any Dose Level

>90% VISTA Receptor Occupancy Observed in the 30 mg Dosing Cohort

VISTA Blocking KVA12123 Engineered to Provide Strong Single Agent Anti-Tumor Activity While Minimizing Cytokine Related Adverse Events

Clinical Trial is Advancing to Higher Monotherapy Dose Levels and in Combination with Pembrolizumab

Initial Monotherapy Clinical Efficacy Data Anticipated in Q4 2023

SEATTLE — (October 03, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today an update on its ongoing Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. KVA12123, Kineta’s immuno-oncology drug targeting VISTA, cleared the first three monotherapy dose levels and was well tolerated with no dose limiting toxicities (DLT) or cytokine related adverse events observed. Additionally, KVA12123 exhibited a greater than dose-proportional pharmacokinetic profile achieving greater than 90% VISTA receptor occupancy (RO) across patients in the 30 mg dosing cohort.

“We are very pleased with the progress of our Phase 1/2 clinical trial, showing very compelling initial safety and pharmacokinetic data for KVA12123, which we believe significantly de-risks VISTA as a novel drug target,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We appreciate the patients and healthcare providers that are participating in this important study, and we look forward to further evaluating KVA12123’s potential for treating patients with advanced solid tumors.”

The VISTA-101 trial (NCT05708950) enrolled 11 patients with advanced solid tumors in the first three monotherapy dose-escalation cohorts, where subjects received either 3, 10 or 30 mg of KVA12123 by intravenous (IV) infusion every two weeks. Primary objectives of the Phase 1/2 study are to evaluate the safety and tolerability of KVA12123 and to determine the recommended Phase 2 dose (RP2D). Patients enrolled in the study were heavily pretreated with multiple prior lines of therapy including chemotherapy, radiation, and immunotherapy.

Safety Profile

In the first three monotherapy cohorts, KVA12123 was well tolerated at all doses and no DLTs were observed. Furthermore, as KVA12123 was engineered to mitigate adverse events associated with cytokine release syndrome (CRS), the study is closely monitoring proinflammatory cytokines that are associated with CRS (IL-6 and TNFα) in the Phase 1 portion of the study. No evidence of CRS or proinflammatory cytokine induction have been observed at any dose level with KVA12123 in the initial cohorts.

Pharmacokinetics and Receptor Occupancy

To guide the RP2D decision, Kineta developed a proprietary assay to evaluate VISTA RO on immune cells from patients treated with KVA12123. Greater than 90% VISTA RO was achieved at the 30 mg dose. Furthermore, pharmacokinetic analyses demonstrated a greater than dose-proportional increase in drug exposure across all evaluated doses, consistent with target-mediated drug disposition at lower doses.

“We are thrilled to see greater than 90% VISTA receptor occupancy in patients treated with 30 mg dose. This indicates that we can saturate the target without dose limiting toxicities and are close to achieving an optimal dose for KVA12123,” said Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta. “We believe that KVA12123 has the potential to become an important new immunotherapy for the many patients with cancer in need of new therapeutic options.”

Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of CRS in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 effectively de-risks the VISTA target and provides a novel approach to address immune suppression in the TME with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

The company will continue escalating monotherapy dose cohorts of KVA12123 in Part A and initiate Part B of the study to evaluate KVA12123 in combination with pembrolizumab. Initial monotherapy efficacy data are anticipated in Q4 2023 and will be presented, along with safety data, at an upcoming medical conference.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the fourth quarter of 2023) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offering completed in April 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Report on Form 10-Q filed with the SEC on August 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.

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